FORM 3

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

           INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.




_______________________________________________________________________________


1.          NAME AND ADDRESS OF REPORTING PERSON:

      Bernard                 James                   W.
      (Last)                  (First)                 (Middle)

      17120 SE 58th Street
      (Address)

      Bellevue                Washington              98006
      (City)                  (State)                 (Zip)

_______________________________________________________________________________


2.          DATE OF EVENT REQUIRING STATEMENT (Month/Day/Year)

               November 2, 1998

_______________________________________________________________________________


3.          IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (Voluntary)



_______________________________________________________________________________

_______________________________________________________________________________

4.          ISSUER NAME AND TICKER OR TRADING SYMBOL

               Bonneville Pacific Corporation - BPCOD

_______________________________________________________________________________


5.          RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER - Check all applicable

            __X___ Director                _____ 10% Owner
            _____ Officer (give title      _____ Other (specify below)
                           below)

      ________________________________________________________________

_______________________________________________________________________________


6.          IF AMENDMENT, DATE OF ORIGINAL (Month/Day/Year)

                         N/A

_______________________________________________________________________________


7.    INDIVIDUAL OR JOINT/GROUP  FILING - Check Applicable Line
     ___X__ Form filed by One Reporting Person
     _____ Form filed by More than One Reporting Person


_______________________________________________________________________________


             TABLE 1 - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
___________________________________________________________________________________________________________________________
1.  Title of Security    2. Amount of Securities    3. Ownership Form:    4.  Nature of Indirect Beneficial
    (Instr. 4)              Beneficially Owned         Direct (D) or          Ownership (Instr. 5)
                            (Instr. 4)                 Indirect (I)
                                                       (Instr. 5)
___________________________________________________________________________________________________________________________


     N/A                           0                        0                        N/A

___________________________________________________________________________________________________________________________



            TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
       (e.g. puts, calls, warrants, options, convertible securities)
________________________________________________________________________________________________________________________________

1. Title of Derivative    2. Date Exercisable    3.  Title and Amount of      4. Conversion or    5. Ownership     6.  Nature of
   Security (Instr. 4)       and Expiration          Securitiea Underlying       Exercise Price      Form of           Indirect
                             Date                    Derivative Security         of Derivative       Derivative        Beneficial
                           (Month/Day/Year)          (Instr. 4)                  Security            Security;         Ownership
                          _____________________   _________________________                          Direct (D)        (Instr. 5)
                          Date        Expiration     Title       Amount of                           or Indirect
                          Exercisable Date                       Number of                           (I)(Instr. 5)
                                                                 Shares
________________________________________________________________________________________________________________________________

Stock Option             Current       11/2/2008    Common Stock   7,500            $9.44                 D               N/A


________________________________________________________________________________________________________________________________


________________________________________________________________________________________________________________________________



Explanation of Responses:



     ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

     Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.


Date: November 6, 1998        /s/ James W. Bernard
                              **Signature of Reporting Person